EXHIBIT (d)(30)

FORM OF

PACIFIC SELECT FUND

FEE SCHEDULE

LAZARD ASSET MANAGEMENT LLC

(Effective January 1, 2004)

Portfolio:    Mid-Cap Value

The Adviser will pay to the Portfolio Manager a monthly fee based on the average daily net assets of the Mid-Cap Value Portfolio according to the following calculation:

(a)	0.35% of the first $1 billion of the Combined Assets as defined below,

0.30% on the next $1 billion of the Combined Assets, plus

0.25% on excess on Combined Assets above $2 billion; multiplied by

(b)	the ratio of the Portfolio’s average daily net assets over the Combined Assets.

For purposes of the above calculations, “Combined Assets” means the sum of the average daily net assets of the Mid-Cap Value Portfolio and International Value Portfolio and the average daily net assets of the PF Lazard International Value Fund of Pacific Funds.

Fees for services shall be prorated for any portion of a year in which the Agreement is not effective.

IN WITNESS WHEREOF, the parties hereto have caused this Fee Schedule to be executed as of                         , 2003.

PACIFIC LIFE INSURANCE COMPANY
Attest:		By:

Name:	Diane N. Ledger	Name:	Thomas C. Sutton
Title:	Vice President	Title:	Chairman & Chief Executive Officer

Attest:		By:

Name:	Diane N. Ledger	Name:	Audrey L. Milfs
Title:	Vice President	Title:	Vice President and Secretary

LAZARD ASSET MANAGEMENT LLC
Attest:		By:

Name:		Name:
Title:		Title:

PACIFIC SELECT FUND
Attest:		By:

Name:	Diane N. Ledger	Name:	Thomas C. Sutton
Title:	Vice President	Title:	Chairman & Chief Executive Officer